Exhibit 99.2
BeiGene to Present Clinical Data on BRUKINSA in Chronic Lymphocytic Leukemia at the 63rd ASH Annual Meeting

First presentation of SEQUOIA results reports BRUKINSA’s superiority over chemoimmunotherapy in patients with treatment-naïve chronic lymphocytic leukemia

Results from SEQUOIA in frontline CLL and the positive ALPINE trial in the relapsed or refractory setting support BRUKINSA’s potential to improve treatment outcomes for patients with chronic lymphocytic leukemia

Additional data at ASH support BRUKINSA’s therapeutic potential for patients intolerant to other BTK inhibitor treatment

CAMBRIDGE, Mass. & BEIJING—(BUSINESS WIRE)—November 4, 2021—BeiGene (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced clinical results and real world data from its hematology program to be presented at the 63rd American Society of Hematology (ASH) Annual Meeting and Exposition, including two oral presentations on the Phase 3 SEQUOIA trial comparing BRUKINSA® (zanubrutinib) to bendamustine and rituximab (B+R) in patients with treatment-naïve (TN) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL). The ASH meeting will take place on December 11-14, 2021, as a hybrid event in Atlanta, GA and in a virtual format.

Jane Huang, M.D., Chief Medical Officer of Hematology at BeiGene, commented: “Together with ALPINE, the positive SEQUOIA trial provides evidence that BRUKINSA can improve treatment outcomes for patients with CLL. Data at ASH this year reinforce our belief that BRUKINSA’s differentiated design can bring patients clinical benefits, including those who experience treatment discontinuation with other BTK inhibitors. We look forward to sharing more details on our clinical progress in our hematology portfolio with the medical community in Atlanta.”

BRUKINSA Shows Promise in Improving CLL Treatment Outcomes with Positive Results in SEQUOIA (vs. B+R) and ALPINE (vs. Ibrutinib)

Following the positive ALPINE trial of BRUKINSA versus ibrutinib in patients in the relapsed or refractory (R/R) setting in June 2021, BRUKINSA demonstrated superiority over B+R as a first-line treatment for patients with CLL in SEQUOIA, the second positive Phase 3 trial of BRUKINSA in CLL.

Data from the randomized Cohort 1 of SEQUOIA met the primary endpoint at interim analysis, with BRUKINSA achieving a highly statistically significant improvement in progression-free survival (PFS) compared to B+R regimen. Efficacy results were consistent between independent review committee (IRC) and investigator assessments, with a hazard ratio (HR) of 0.42 for both, and were observed across patient characteristics. The data also demonstrated superiority in efficacy measured by overall response rate (ORR) as assessed by both IRC and investigator. Similar to data observed in its broad global clinical program, BRUKINSA was generally well-tolerated in patients with CLL. In particular, low rates of a key safety measurement—atrial fibrillation—were observed in the SEQUOIA trial, consistent with data from ASPEN and ALPINE, the two head-to-head Phase 3 trials of BRUKINSA versus ibrutinib.

In addition, early safety results from the ongoing Cohort 3 (Arm D) evaluating BRUKINSA in combination with Bcl-2 inhibitor venetoclax for CLL patients with del(17p), a high-risk characteristic, suggested a good tolerability profile of the combination.

Exhibit 99.2
Additional Data at ASH Support BRUKINSA’s Potential as an Alternative for Patients Intolerant to Other BTK Inhibitors

To address tolerability issues commonly seen in other BTK inhibitors, BRUKINSA was purposefully designed to optimize selectivity to avoid off-target effects. In the ongoing Phase 2 trial BGB-3111-215 in patients with relapsed or refractory (R/R) B-cell malignancies who were intolerant to prior treatment with other approved BTK inhibitors, continued disease control or improved responses were observed with BRUKINSA treatment. The majority of patients (73%) on BRUKINSA did not experience recurrence of adverse events that led to treatment discontinuation with other BTK inhibitors.

BeiGene Presentations at the 63rd ASH Annual Meeting

Abstract Information	Date and Time	Presenting Author
Oral Presentations
#396: SEQUOIA: Results of a Phase 3 Randomized Study of Zanubrutinib versus Bendamustine + Rituximab (BR) in Patients with Treatment-Naïve (TN) Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma (CLL/SLL)

642. Chronic Lymphocytic Leukemia: Clinical and Epidemiological I
	Sun, Dec 12 10:45 AM ET	Constantine Tam
#67: Zanubrutinib in Combination with Venetoclax for Patients with Treatment-Naïve (TN) Chronic Lymphocytic Leukemia (CLL) or Small Lymphocytic Lymphoma (SLL) with del(17p): Early Results from Arm D of the SEQUOIA (BGB-3111-304) Trial

642. Chronic Lymphocytic Leukemia: Clinical and Epidemiological I
	Sat, Dec 11 10:45 AM ET	Alessandra Tedeschi
Poster or Mini Oral Presentations
#1410: Phase 2 Study of Zanubrutinib in BTK Inhibitor-Intolerant Patients (Pts) With Relapsed/Refractory B-cell Malignancies 626. Aggressive Lymphomas: Prospective Therapeutic Trials: Poster I	Sat, Dec 11 5:30 PM ET	Mazyar Shadman
#1419: Preliminary Safety and Efficacy Data from Patients (Pts) With Relapsed/Refractory (R/R) B-cell Malignancies Treated with the Novel B-cell Lymphoma 2 (BCL2) Inhibitor BGB-11417 in Monotherapy or in Combination with Zanubrutinib

626. Aggressive Lymphomas: Prospective Therapeutic Trials: Poster I
	Sat, Dec 11 5:30 PM ET	Constantine Tam
#3540: Preliminary Safety and Efficacy from a Multicenter, Investigator-Initiated Phase II Study in Untreated TP53 Mutant Mantle Cell Lymphoma with Zanubrutinib, Obinutuzumab, and Venetoclax (BOVen)

623. Mantle Cell, Follicular, and Other Indolent B Cell Lymphomas: Clinical and Epidemiological: Poster III
	Mon, Dec 13 6:00 PM ET	Anita Kumar
#4078: Real-World Testing Patterns for Risk Assessment and Implications on the Adoption of Novel Therapeutics in Chronic Lymphocytic Leukemia: IGHV Mutation Status, FISH Cytogenetic, and Immunophenotyping

905. Outcomes Research—Lymphoid Malignancies: Poster III
	Mon, Dec 13 6:00 PM ET	Asher Chanan-Khan
#3046: Real-World Bruton Tyrosine Kinase Inhibitor Treatment Patterns, Compliance, Costs, and Hospitalizations in Patients with Mantle Cell Lymphoma in the United States

905. Outcomes Research—Lymphoid Malignancies: Poster II
	Sun, Dec 12 6 PM ET	Bijal Shah

Exhibit 99.2

#4009: Productivity Loss and Indirect Costs Among Non-Hodgkin Lymphoma Patients and Their Caregivers 902. Health Services Research—Lymphoid Malignancies: Poster III	Mon, Dec 13 6:00 PM ET	Asher Chanan-Khan
#4077: Impact of Atrial Fibrillation on Cardiovascular and Economic Outcomes in Patients with Chronic Lymphocytic Leukemia 905. Outcomes Research—Lymphoid Malignancies: Poster III	Mon, Dec 13 6:00 PM ET	Anjana Mohan
#4079: Real-World Treatment Patterns, Adherence and Healthcare Resource Utilization for Chronic Lymphocytic Leukemia/Small Lymphocytic Leukemia Among Veterans in the United States
905. Outcomes Research—Lymphoid Malignancies: Poster III
	Mon, Dec 13 6:00 PM ET	Asher Chanan-Khan
#3048: Real-World Disease Burden, Costs and Resource Utilization of Hospital-Based Care Among Mantle Cell Lymphoma, Waldenström Macroglobulinemia, Marginal Zone Lymphoma and Chronic Lymphocytic Leukemia: Disparities and Risk Factors

905. Outcomes Research—Lymphoid Malignancies: Poster II
	Sun, Dec 12 6 PM ET	Asher Chanan-Khan
#1968: Factors Associated with Treatment Among Older Adults Diagnosed with Chronic Lymphocytic Leukemia: An Analysis Using Medicare Claims Data 905. Outcomes Research—Lymphoid Malignancies: Poster I	Sat, Dec 11 5:30 PM ET	Eberechukwu Onukwugha

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021);

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy (China, June 2021)**;

•For the treatment of MCL in adult patients who have received at least one prior therapy (Canada, July 2021);

•For the treatment of MCL in adult patients who have received at least one prior therapy (Chile, July 2021);

•For the treatment of adult patients with MCL who have received at least one previous therapy (Brazil, August 2021);

•For the treatment of adult patients with WM (United States, August 2021);

Exhibit 99.2

•For the treatment of adult patients with marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (United States, September 2021)*;

•For the treatment of adult patients with MCL who have received at least one previous therapy (Singapore, October 2021);

•For the treatment of MCL in patients who have received at least one prior therapy (Israel, October 2021);

•For the treatment of adult patients with WM who have received at least one prior therapy, or in first line treatment for patients unsuitable for chemo-immunotherapy (Australia, October 2021);

•For the treatment of adult patients with MCL who have received at least one prior therapy (Australia, October 2021); and

•For the treatment of adult patients with MCL who have received at least one previous therapy (Russia, October 2021).

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

To-date, more than 30 marketing authorization applications in multiple indications have been submitted in the United States, China, the European Union, and more than 20 other countries or regions.

Exhibit 99.2
BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, Australia and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical benefits of BRUKINSA, BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts

Investor Contact
Gabrielle Zhou
+86 10-5895-8058 or +1 857-302-5189
ir@beigene.com

Media Contact
Vivian Ni
+1 857-302-7596
media@beigene.com